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                                                                 Exhibit 99.d(2)

                        Kobrick-Cendant Investment Trust
                               101 Federal Street
                           Boston, Massachusetts 02110

                                                        September 1, 1998

Kobrick-Cendant Funds, Inc.
101 Federal Street
Boston, Massachusetts 02110

      Re:   Advisory Agreement

Ladies and Gentlemen:

      Reference is made to the Advisory Agreement dated December 22, 1997 (the "Agreement") between Kobrick-Cendant Investment Trust (f/k/a Kobrick-HFS Investment Trust) (the "Trust") and Kobrick-Cendant Funds, Inc. (f/k/a Kobrick-HFS Funds, Inc.) (the "Adviser"). Whereas, on June 1, 1998, the Trustees of the Trust approved the establishment of the Kobrick-Cendant Growth Fund as a separate series of the Trust (the "Growth Fund") and authorized the amendment of the Agreement in connection therewith. Now, therefore, the undersigned parties agree that the Agreement is amended as of the date hereof to include the Growth Fund as a Fund (as such term is defined in the Agreement) under the Agreement and for all of the services to be rendered and payments made as provided in the Agreement, the Growth Fund will pay the Adviser a monthly advisory fee computed at the annual rate of 1.00% of the average of the values of the net assets of the Fund as determined at the close of each business day during the month.

                                    KOBRICK-CENDANT INVESTMENT TRUST


                                    By: /s/ Frederick R. Kobrick
                                        -----------------------------------
                                            Frederick R. Kobrick, President

                                    Date: September 1, 1998

ACCEPTANCE

The foregoing Amendment is hereby accepted.

KOBRICK-CENDANT FUNDS, INC.


By: /s/ Frederick R. Kobrick
----------------------------------------
        Frederick R. Kobrick, President

Date: September 1, 1998